Exhibit 10.5

DATED

January 3, 2013

EMPLOYMENT CONTRACT

between

TECHNICAL CONSUMER PRODUCTS LIMITED (CO. NO. 07098127)

and

THOMAS LUECKE

This agreement (Agreement) is dated January 3, 2013.

PARTIES

(1)	Technical Consumer Products Limited incorporated and registered in England and Wales with company number 07098127 whose registered office is at 1 Exchange Ct., Cottingham Rd., Northants NN171TY United Kingdom, NN15 6BL (Employer).

(2)	Mr. Thomas Luecke of 6 Home Farm Close, Great Oakley, Corby, Northamptonshire, NN18 8HQ United Kingdom (Employee).

AGREED TERMS

1.	INTERPRETATION

1.1	The definitions and rules of interpretation in this clause 1 apply in this Agreement.

Appointment; the employment of the Employee as President & CEO of Technical Consumer Products Ltd., UK by the Employer on the terms of this Agreement

Associated Employer: has the meaning given to it in the Employment Rights Act 1996.

Base Salary: A fixed amount of money paid to an employee by an employer in return for work performed. Base salary does not include benefits, bonuses or any other potential compensation.

Board: the board of directors of the Employer (including any committee of the board duly appointed by it).

Commencement Date: January 3, 2013

Confidential Information: information (whether or not recorded in documentary form, or stored on any magnetic or optical disk or memory) relating to the business, products, affairs and finances of any Group Company for the time being confidential to any Group Company and trade secrets including, without limitation, technical data and know-how relating to the business of any Group Company or any of their business contacts, including in particular (by way of illustration only and without limitation).

FSA: the Financial Services Authority.

Global CEO: Chairman, chief executive officer of TCP International Holdings Ltd.

Group Company: the Employer, any company of which it is a Subsidiary (its holding company or companies) and any Subsidiaries of the Employer or of any such holding company.

Incapacity: any sickness or injury which prevents the Employee from carrying out his duties.

Intellectual Property Rights: all patents, rights to inventions, utility models, copyright and related rights, trade marks, service marks, trade, business and domain names, rights in trade dress or get-up, rights in goodwill or to sue for passing off, unfair competition rights, rights in designs, rights in computer software, database right, topography rights, moral rights, rights in confidential information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications for and renewals or extensions of such rights, and all similar or equivalent rights or forms of protection in any part of the world and Intellectual Property Right means any one of the Intellectual Property Rights.

Invention: any invention, idea, discovery, development, improvement or innovation, whether or not patentable or capable of registration, and whether or not recorded in any medium.

Staff Handbook: the staff handbook of the Employer as amended from time to time.

Subsidiary: in relation to a company (a holding company) means a subsidiary (as defined in section 1159 of the Companies Act 2006) and any other company which is a subsidiary (as so defined) of a company which is itself a subsidiary of such holding company.

Unless the context requires otherwise, the application of the definition of Subsidiary to any company at any time will apply to the company as it is at that time.

TCP: TCP International Holdings Ltd., incorporated in Switzerland

Termination: the termination of the employment of the Employee with the Employer however caused including, without limitation, termination by the Employer in repudiatory breach of contract.

1.2	The headings in this Agreement are inserted for convenience only and shall not affect its construction.

1.3	A reference to a particular law is a reference to it as it is in force for the time being taking account of any amendment, extension, or re-enactment and eludes any subordinate legislation for the time being in force made under it.

1.4	A reference to one gender includes a reference to the other gender.

1.5	The schedule to this Agreement forms a part of (and is incorporated into) this Agreement.

2.	TERM OF APPOINTMENT

2.1	The Employer shall employ the Employee and the Employee shall serve the Employer on the terms of this Agreement. The Appointment shall be deemed to have commenced on January 3, 2013 and shall continue, subject to Clause 14.1 and 14.2 and the remaining terms of this Agreement, until the initial fixed term expires on the third anniversary of this Agreement, the “Expiry Date”. The Appointment shall continue thereafter unless or until terminated by either party giving the other not less than 90 calendar days prior notice in writing, expiring on or after the Expiry Date.

2.2	Unless terminated earlier, the Appointment shall terminate on the date that the Employee reaches 65.

2.3	No employment with a previous employer will count towards the period of continuous employment that the Employee has with the Employer.

2.4	The Employee warrants that he is entitled to work in the United Kingdom without any additional approvals and will notify the Employer immediately if he ceases to be so entitled during the Appointment.

2.5	The Employee warrants that he is not subject to any restrictions which prevent him from holding office as a director or as an officer.

3.	DUTIES

3.1	The Employee shall serve the Employer as a President & CEO of Technical Consumer Products Ltd., such role or office (if any) of TCP International Holdings Ltd (“TCP”), incorporated in Switzerland, as the chairman, chief executive officer or board of TCP, or his or its designee (“Global CEO”) shall determine, and in such role or office (if any) for the Employer as the Global CEO shall determine.

3.2	During the Appointment the Employee shall:

(a)	comply with the articles of association (as amended from time to time) of any Group Company of which he is a director or an officer;

(b)	abide by any statutory, fiduciary or common-law duties to any Group Company of which he is a director or an officer;

(c)	not do anything that would cause him to be disqualified from acting as a director or an officer;

(d)	unless prevented by Incapacity, devote the whole of his time, attention and abilities to the business of the Employer and any Group Company of which he is an officer or consultant;

(e)	diligently exercise such powers and perform such duties as may from time to time be assigned to him by the Global CEO together with such person or persons as the Employer may appoint to act jointly with him;

(f)	comply with all reasonable and lawful directions given to him by the Employer or by the Ellis Yan;

(g)	promptly make such reports to the Global CEO in connection with the affairs of the Employer on such matters and at such times as are reasonably required;

(h)	report his own wrongdoing and any wrongdoing or proposed wrongdoing of any other employee or director of any Group Company to the Global CEO immediately on becoming aware of it;

(i)	use his best endeavors to promote, protect, develop and extend the business of any Group Company of which he is a director, an officer or consultant;

(j)	consent to the Employer or TCP monitoring and recording any use that he makes of any electronic communications systems the Employer or TCP has for the purpose of ensuring that any rules the Employer or any applicable Group Company has are being complied with and for legitimate business purposes; and

(k)	comply with any electronic communication systems policy that the Employer or TCP may issue from time to time.

3.3	The Employee shall comply with any rules, policies and procedures set out in the Staff Handbook a copy of which will be given to the Employee within 1 month of commencement of employment. The Staff Handbook does not form part of this Agreement and the Employer may amend it at any time. To the extent that there is any conflict between the terms of this Agreement and the Staff Handbook, this Agreement shall prevail.

4.	PLACE OF WORK

4.1	The normal place of work of the Employee is within the United Kingdom.

4.2	The Employee agrees to travel on any business of any Group Company (both within the United Kingdom and abroad) as may be required for the proper performance of his duties under the Appointment.

4.3	During the Appointment the Employee shall not be required to work outside the United Kingdom for any continuous period of more than one month.

5.	HOURS OF WORK

The normal working hours of the Employee shall be such as are necessary for the proper performance of his duties.

6.	SALARY

6.1	The Employee shall be paid a salary of £200,000 per annum (inclusive of any fees due to the Employee by any Group Company as an officer of any Group Company)(“Base Salary”).

6.2	The Base Salary paid to the Employee shall accrue from day to day and be payable monthly in arrears on or about the 1st of each month (or otherwise in accordance with the payroll practices and procedures of TCP for executive and management level employees, as in effect from time to time) directly into such bank account as the employee may direct from time to time. All amounts payable under this Agreement to the Employee shall be paid less all applicable taxes and other items that the Employer or TCP is required by applicable law to withhold or deduct therefrom.

6.3	The Base Salary shall be subject to annual review by the CEO, but may not be decreased during the then current term of Appointment. If any change to the Base Salary is made pursuant to the previous sentence, Employee’s new level of Base Salary shall be Employee’s Base Salary for purpose of this Agreement.

7.	EXPENSES AND BENEFITS

7.1	The Employer shall reimburse (or procure the reimbursement of) all reasonable expenses wholly, properly and necessarily incurred by the Employee in the course of the Appointment, subject to production of receipts or other appropriate evidence of payment.

7.2	The Employee shall abide by the policies of the Employer on expenses as communicated to him from time to time. Notwithstanding the provisions set forth in clauses 7-11, Employer (or as applicable, TCP) may, in its discretion, at any time and from time to time, change or revoke any of its employee or executive benefits plans, programs or policies and Employee shall not be deemed, by virtue of this Agreement, to have any vested interest in any such plans, programs or policies, but shall be entitled to participate in any such plans, programs or policies on the same basis and terms as are applicable to all senior executives of Employer (and as applicable, TCP) generally

8.	BONUS AND STOCK OPTIONS

8.1	During the term of the Appointment, Employee shall be eligible to receive in addition to the Base Salary an incentive bonus (Incentive Bonus) for each of TCP’s fiscal years ending during the term of the Appointment in an amount of up to 50% of the Base Salary upon the achievement of the management objective set out for each fiscal year by the Global CEO. The Incentive Bonus shall be paid as promptly as possible after the determination that the Incentive Bonus was earned, in accordance with the preceding sentence, but in all events, if earned, by March 15th of the taxable year immediately following the applicable fiscal year. Nothing contained hereunder shall prohibit the Global CEO from suspending or declining to make a payment of the Incentive Bonus if it is deemed necessary by the Global CEO as to bonus payments generally for all executive officers of TCP.

8.2	Employee shall be eligible for such equity-based awards, if any, as may be commensurate with Employee’s position and performance, if, when and as determined by the Global CEO in its discretion. Any such award shall be subject to all terms determined by the Global CEO or, if applicable, as set forth in any applicable equity plan.

8.3	If any of Employer’s or TCP’s financial statements (or other applicable financial statements of affiliates of Employer or TCP) are restated, resulting from errors, omission, or fraud, the Global CEO may (in its sole discretion, but acting in good faith) direct that Employer or TCP, as the case may be, recover all or a portion of any Incentive Bonus or other incentive compensation (including equity-related awards) made to Employee with respect to any fiscal year the financial results of which are negatively affected by such statement. This right also applies in other cases of any such incentive compensation having been made to Employee on the basis of incorrect financial or other data

8.4	Any bonus payment or equity-based award shall not be pensionable.

9.	INSURANCES & PENSION

The Employer will pay a total of £57,000 to be distributed into schemes for Life Insurance, Private Health Insurance and the employees private personal Pension as the employee may direct.

10.	CAR ALLOWANCE

10.1	Provided that the Employee holds a current full driving license, the Employee shall receive a car allowance for use of his own car of £12,000 per annum which shall be payable together with and in the same manner as the salary in accordance with clause 6. The car allowance shall not be treated as part of the Base Salary for any purpose and shall not be pensionable.

10.2	The Employee shall immediately inform the Employer if he is disqualified from driving and shall cease to be entitled to receive the allowance under clause 10.1.

11.	HOLIDAYS

11.1	The Employee shall be entitled to 25 days’ paid holiday in each holiday year together with the usual public holidays in England and Wales or days in lieu where required to work on a public holiday. The holiday year of the Employer runs between 1 January and 31 December. If the Appointment commences or terminates part way through a holiday year, the entitlement of the Employee during that holiday year shall be calculated on a pro-rata basis rounded up to the nearest whole day.

11.2	Holiday shall be taken at such time or times as shall be approved in advance by the Global CEO. The Employee shall not without the consent of the Global CEO carry forward any accrued but untaken holiday entitlement to a subsequent holiday year unless the Employee has been unavoidably prevented from taking such holiday during the relevant leave year by virtue of a period of statutory maternity, paternity or adoption leave.

11.3	The Employee shall have no entitlement to any payment in lieu of accrued but untaken holiday save on termination of the Appointment. Subject to clause 11.4 the amount of such payment in lieu shall be 1/260th of the salary of the Employee for each untaken day of the entitlement of the Employee under clause 11.1 for the holiday year in which termination takes place and any untaken days carried forward from the preceding holiday year.

11.4	If the Employer has terminated or would be entitled to terminate the Appointment pursuant to clause 14 or if the Employee has terminated the Appointment in breach of clause 2.1 any payment due under clause 11.3 shall be limited to the statutory entitlement of the Employee under the Working Time Regulations 1998 and any paid holidays (including paid public holidays) taken shall be deemed first to have been taken in satisfaction of that statutory entitlement.

11.5	If on termination of the Appointment the Employee has taken in excess of his accrued holiday entitlement, the Employer shall be entitled to recover from the Employee by way of deduction from any payments due to the Employee or otherwise one day’s pay calculated at 1/260th of the salary of the Employee for each excess day.

11.6	If either party has served notice to terminate the Appointment, the Employer may require the Employee to take any accrued but unused holiday entitlement during the notice period.

11.7	During any continuous period of absence due to Incapacity of one month or more the Employee shall not accrue holiday under this contract and the entitlement of the Employee under clause 11.1 for the holiday year in which such absence takes place shall be reduced pro rata save that it shall not fall below the entitlement of the Employee under the Working Time Regulations 1998.

12.	INCAPACITY

Subject to the compliance of the Employee with the sickness absence procedures of the Employer (as amended from time to time), he shall continue to receive his full salary and contractual benefits during any period of absence.

13.	CONFIDENTIAL INFORMATION & POST TERMINATION RESTRICTIONS

13.1	The parties acknowledge that in the course of this Agreement they will have access to confidential information of each other (including as to Employer, of all Group Companies) and have therefore agreed to accept the restrictions in this clause 13. During and following the term of this Agreement, each party shall hold all confidential information in trust and confidence for the other party and without the other party’s prior written permission will not disclose, publish or otherwise disseminate, or permit or assist disclosure, publication or other dissemination, of any such information, except as may be required by law. Each party will only use the other party’s confidential information as strictly necessary for the furtherance of its obligations and authorized activities under this Agreement. Confidential information includes all information concerning each party’s respective business plans, unannounced or unreleased products, product plans, business opportunities, research and development, finances, personnel, know how, dealer and channel data, suppliers and customers; provided, however, that confidential information does not include information that is or becomes publicly available without default hereunder by the disclosing party.

13.2	At all time during the Employee’s employment and for 18 months thereafter he will not directly or indirectly:

(a)	own, manage, operate, finance, join, control, advise, consult, render services to have an interest or future interest in or participate in the ownership, management, operation, financing or control of, or be employed by or connected in any manner with any competing business anywhere in the world;

(b)	solicit for employment, hire for employment to, or otherwise aid or assist (by disclosing information about employee’s or otherwise) any other person or entity other than a Group Company in soliciting for employment, hiring or offering employment to, any employee of a Group Company; or

(c)	take any action which is intended to harm a Group Company or its reputation, or that a Group Company reasonably concludes could harm it or its reputation, or lead to unwanted or unfavorable publicity for a Group Company.

(d)	engage in ‘Competing Business’ including, but is not limited to, energy saving light bulb manufacturing, sales and distribution.

13.3	During the Employee’s employment and for a period of five (5) years thereafter, the parties will not, directly or indirectly, make any public or private statement (whether orally or in writing) that disparages, denigrates or maligns the other, or their respective businesses, activities, operations, affairs, reputations, or prospects.

14.	TERMINATION

14.1	Notwithstanding any other term or provision contained in this Agreement, this Agreement and the Appointment hereunder may be terminated prior to the expiration under the following circumstances:

(a)	Upon Employee’s death, this Agreement and the Appointment shall automatically terminate.

(b)	Upon Employee becoming “Permanently Disabled”, which, for purposes of this Agreement, shall mean Employee’s incapacity due to physical or mental illness or cause or other disability, which results in the Employee being substantially unable to perform the essential functions of Employee’s duties after reasonable accommodations made by Employer, as reasonably determined by the CEO, for either (i) a period of ninety (90) consecutive days, or (ii) a period of ninety (90) calendar days out of any period of three hundred and sixty (360) consecutive calendar days during the term of the Appointment, then the Employer shall have the right to terminate this Agreement and the Appointment upon thirty (30) days written notice to Employee.

(c)	Upon a written notice to Employee from the Employer, the Employer may terminate this Agreement and the Appointment for Cause. For purpose of this Agreement, “Cause” shall mean termination by action of the CEO because of:

(i)	fails or ceases to meet the requirements of any regulatory body whose consent is required to enable him to undertake all or any of his duties under the Appointment or is guilty of a serious breach of the rules and regulations of such regulatory body or of any compliance manual of any Group Company; or

(ii)	is convicted of any gross misconduct affecting the business of any Group Company or is dismissed from this Employment for any reason; or

(iii)	commits any serious or repeated breach or non-observance of any of the provisions of this Agreement or refuses or neglects to comply with any reasonable and lawful directions of the Employer; or

(iv)	is declared bankrupt or makes any arrangement with or for the benefit of his creditors or has a county court administration order made against him under the County Court Act 1984; or

(v)	is convicted of any criminal offence (other than an offence under any road traffic legislation in the United Kingdom or elsewhere for which a fine or non-custodial penalty is imposed); or

(vi)	ceases to be eligible to work in the United Kingdom; or

(vii)	is guilty of any fraud or dishonesty or acts in any manner which in the opinion of the Employer brings or is likely to bring the Employee or any Group Company into disrepute or is materially adverse to the interests of any Group Company; or

(viii)	is guilty of a serious breach of any rules issued by the Employer from time to time regarding its electronic communications systems.

As to clause (iii) and (viii), “Cause” will exist only if such breach or default is not cured in all material respects within fifteen (15) days after written notice thereof has been given to Employee by the Employer; provided that circumstances did not then exist or subsequently arise that would permit the Employer to terminate Employee for “Cause” pursuant to the remaining clauses of this section 14.1(c); and provided, further, that no opportunity to cure shall be provided if such breach or default is not curable or if the same or substantially similar breach or default has previously occurred during the term of Appointment as to which breach or default Employee has been given an opportunity to cure.

(d)	Upon thirty (30) days prior written notice to Employee, the Employer may terminate this Agreement and the Appointment without any Cause.

(e)	Employee shall also have the right to terminate this Agreement and the Appointment upon not less than thirty (30) days prior written notice to the Employer, within sixty (60) days after occurrence of the following “Good Reason” (except that if the Employer has provided notice of termination for “Cause” or under section 14.1(c) above, Employee may not terminate this Agreement or the Appointment for “Good Reason”):

(i)	Material diminution in the nature of Employee’s title, duties, authorities and responsibilities set forth in this Agreement by the Employer unless Employee expressly consents in writing, or relocates Employee’s principal place of employment by more than fifty (50) miles from the Employer’s current location from which Employee works;

(ii)	Material reduction in the nature of Employee’s compensation as established under this Agreement unless Employee expressly consents (this section 14.1 (e)(ii) does not apply to any reduction by the Employer with respect to a general readjustment of all similar executive officers’ compensation level for reasonable business purposes);

(iii)	Change in reporting structure materially and adversely affecting Employee without prior written consent by Employee; or

(iv)	A material breach by the Employer of any material sections of this Agreement.

As to clause (i) through (iv), “Good Reason” will exist only if such diminution, reduction, change or breach is not cured in all material respects within fifteen (15) days after written notice thereof has been given to the Employer by Employee provided, that no opportunity to cure shall be provided if such diminution, reduction, change or breach is not curable.

(f)	Employee may terminate this Agreement and resign from Employee’s Appointment hereunder without any Good Reason upon not less than sixty (60) days prior written notice to the Employer.

14.2	Upon termination of this Agreement regardless of any reason, including Cause, Employee will receive (i) continuation of health insurance benefits to the extent required by applicable law, and (ii) any Base Salary earned, but unpaid, any unused vacation time, any Bonus earned, but unpaid, from a prior calendar year, and any business expenses incurred in accordance with the Employer’s reasonable requirements with respect to the reporting and documentation of such expenses, but not yet reimbursed, up to the date of termination and, except as set forth below or in any applicable benefit or option plan or as otherwise required by law, the Employer shall have no further payment obligations hereunder. Employee shall also be entitled to receive severance benefits described below:

(a)	If the term of Appointment expires and this Agreement is not renewed by the Employer (other than because the Employee gave notice of his election not to renew the term of Appointment), or if this Agreement and Employee’s employment hereunder is terminated by the Employer before the expiration of the term without Cause pursuant to Section 14.1(d), or by Employee for Good Reason as defined in Section 14.1(e), within 30 business days after the effective date of termination, provided Employee executes (within a reasonable time frame specified by the Employer) and does not revoke a fully enforceable release in the form attached hereto as Exhibit B, Employee shall receive all of the following for a period of (18) eighteen months from the date of termination of the Appointment (the “Severance Period”):

(i)	Payment equal to Employee’s then Base Salary payable by the Employer in regular installments in accordance with the payroll practices and procedures of the Employer for its executive and management level employees, as then in effect; and

(ii)	The earned but unpaid Bonus, if any, up to the effective date of termination, and;

(iii)	At the discretion of the Employer, either continuation of coverage under the Employer’s medical, dental, and other health benefit plans on terms no less favorable than those provided to employees of the Employer (provided that Employee continues to make the required employee contributions) or reimbursement of premium (reduced by the amount of required employee contributions referred to above) for substantially similar coverage, if and to the extent then available; and at the discretion of the Employer, normal pension contributions shall continue during the Severance Period; and

(iv)	Employee shall be paid on the date of Employee’s employment is terminated any accrued or unused vacation.

(v)	For purposes of clarification the provisions of this Section 14.2(a) shall remain enforceable regardless of whether there is a Change of Control as defined in Section 14.2(c) herein.

(b)	In the event of Employee’s death during the Severance Period all remaining payments shall be paid in a lump sum to Employee’s estate.

(c)	In the event of a Change in Control (as defined below), as a result of which Employee is not offered the same or comparable position in the surviving company, Employee may, within sixty (60) days of the effective date of such Change in Control, terminate this Agreement, upon not less than thirty (30) days prior written notice, with the effects as provided herein for a termination by Employee with Good Reason. In addition to the Severance Benefits provided in the above Section 14.2 (a), any stock option offered to Employee, if any, shall accelerate and become vested and exercisable immediately as of the effective date of termination.

For purposes of this Agreement, “Change of Control” shall mean:

(i)	TCP merges or consolidates with any other corporation (other than one of TCP’s subsidiaries), as a result of which TCP is not the surviving company, or the shares of TCP voting stock outstanding immediately after such transaction do not constitute, become exchanged for or converted into more than 50% of the Voting Shares of the surviving company;

(ii)	TCP sells or disposes of all or substantially all of its assets to any other person or entity; or

(iii)	Any third person or entity (other than present stockholders of TCP or their affiliates) shall become directly the Beneficial Owner, as defined by Rule 13(d)-3 under the United States Securities Exchange Act of 1934, of at least 50% of the Voting Shares of TCP’s then outstanding voting securities.

For purposes of this Agreement, Voting Shares shall mean the combined voting securities entitled to vote in election of directors of a corporation, including TCP, the merged or consolidated, or the new surviving company. “Change of Control” does not include any transfers among present stockholders (or their affiliates) of TCP or among TCP and its subsidiaries or affiliates, or offerings of debt or equity funding of TCP in which TCP receives the proceeds of such sale.

14.3	The rights of the Employer under clause 14.1 are without prejudice to any other rights that it might have at law to terminate the Appointment or to accept any breach of this Agreement by the Employee as having brought the Agreement to an end subject to clauses 14.1 and 14.2. Any delay by the Employer in exercising its right to terminate shall not constitute a waiver thereof.

15.	OBLIGATIONS UPON TERMINATION

15.1	On Termination of the Appointment (howsoever arising) following the service of notice or purported Termination of the Appointment by the Employer or otherwise, the Employee shall:

(a)	immediately resign, without any claim for compensation, from any directorships, office or other similar position in any Group Company;

(b)	transfer without payment to the Employer or as it may direct any shares or other securities held by the Employee in any Group Company as a nominee or trustee for any Group Company and deliver to the Employer the related certificates;

(c)	immediately deliver to the Employer all documents, books, materials, records, correspondence, papers and information (on whatever media and wherever located) relating to the business or affairs of any Group Company or their business contacts, any keys and any other property of any Group Company, which is in his possession or under his control;

(d)	irretrievably delete any information relating to the business of any Group Company stored on any magnetic or optical disk or memory and all matter derived from such sources which is in his possession or under his control outside the premises of the Employer;

(e)	provide a signed statement that he has complied fully with his obligations under this clause 15.1; and

(f)	execute and deliver, and not revoke a fully enforceable release in the form attached hereto as Schedule A.

15.2	The Employee hereby irrevocably appoints the Employer to be his attorney to execute and do any such instrument or thing and generally to use his name for the purpose of giving the Employer or its nominee the full benefit of clause 15.1(a) and clause
15.1(b).

16.	DISCIPLINARY AND GRIEVANCE PROCEDURES

16.1	The Employee is subject to the disciplinary and grievance procedures of the Employer, copies of which are available from the Global CEO. These procedures do not form part of the contract of employment of the Employee.

16.2	If the Employee wishes to appeal against a disciplinary decision he may apply in writing to the Global CEO in accordance with the disciplinary procedure of the Employer.

16.3	The Employer may at any time suspend the Employee for a period of up to 28 days during any period in which the Employer is carrying out a disciplinary investigation into any alleged acts or defaults of the Employee. During any period of suspension the Employee shall continue to receive his salary and contractual benefits.

16.4	If the Employee wishes to raise a grievance, he may apply in writing to the Global CEO in accordance with the grievance procedure of the Employer.

17.	DATA PROTECTION

17.1	The Employee confirms that he has read and understands the data protection policy of the Employer, a copy of which is contained in the Staff Handbook. The Employer is entitled to make changes to its data protection policy, but will notify employees in writing of any such changes.

17.2	The Employee shall comply with the data protection policy when processing personal data in the course of employment including personal data relating to any employee, customer, client, supplier or agent of any Group Company.

17.3	The Employee consents to any Group Company processing data relating to the Employee for legal, personnel, administrative and management purposes and in particular to the processing of any sensitive personal data (as defined in the Data Protection Act 1998) relating to the Employee, including, as appropriate:

(a)	information about the physical or mental health or condition of the Employee in order to monitor sick leave and make decisions as to the fitness for work of the Employee; or

(b)	the racial or ethnic origin of the Employee or religious or similar information in order to monitor compliance with equal opportunities legislation; or

(c)	information relating to any criminal proceedings in which the Employee has been involved for insurance purposes and in order to comply with legal requirements and obligations to third parties; or

17.4	The Employer may make such information available to any Group Company, those who provide products or services to any Group Company (such as advisers and payroll administrators), regulatory authorities, potential or future employers, governmental or quasi-governmental organizations and potential purchasers of the Employer or the business in which the Employee works.

17.5	The Employee consents to the transfer of such information to the business contacts of any Group Company outside the European Economic Area in order to further their business interests even where the country or territory in question does not maintain adequate data protection standards.

18.	COLLECTIVE AGREEMENT

There is no collective agreement which directly affects the Appointment.

19.	RECONSTRUCTION AND AMALGAMATION

If the Appointment is terminated at any time by reason of any reconstruction or amalgamation of any Group Company, whether by winding up or otherwise, and the Employee is offered employment with any concern or undertaking involved in or resulting from such reconstruction or amalgamation on terms which (considered in their entirety) are no less favorable to any material extent than the terms of this Agreement, the Employee shall have no claim against the Employer or any such undertaking arising out of or connected with such termination.

20.	NOTICE

20.1	Any notice or other communication required to be given under this Agreement shall be in writing and shall be delivered personally, or sent by pre-paid first-class post or recorded delivery, or by commercial courier, to each party required to receive the notice or communication as set out below:

(a)	Technical Consumer Products Limited incorporated and registered in England and Wales with company number 07098127 whose registered office is at 1 Exchange Ct. Cottingham Rd., Corby Northants NN171TY United Kingdom, with a copy to Technical Consumer Products, Inc., 325 Campus Drive, Aurora, OH 44202, Attention: Chief Executive Officer.

(b)	Mr. Thomas Luecke of 6 Home Farm Close, Great Oakley, Corby, Northamptonshire, NN18 8HQ, United Kingdom.

or as otherwise specified by the relevant party by notice in writing to each other party.

20.2	Any notice or other communication shall be deemed to have been duly received:

(a)	if delivered personally, when left at the address and for the contact referred to in this clause 20; or

(b)	if delivered by commercial courier, on the date and at the time of signature of the courier’s delivery receipt; or

(c)	if sent by pre-paid first-class post or recorded delivery, 2 business days from the date of posting; or

(d)	by an email subject to, and setting out in full, the provisions of Clause 20.3 below.

20.3	A notice or other communication required to be given under this Agreement shall not be validly given if sent by e-mail unless acknowledged by the recipient.

20.4	The provisions of this clause 20 shall not apply to the service of any proceedings or other documents in any legal action.

21.	SEVERANCE

21.1	If any provision of this Agreement (or part of any provision) is found by any court or other authority of competent jurisdiction to be invalid, illegal or unenforceable, that provision or part-provision shall, to the extent required, be deemed not to form part of this Agreement, and the validity and enforceability of the other provisions of this Agreement shall not be affected.

21.2	If a provision of this Agreement (or part of any provision) is found illegal, invalid or unenforceable, the provision shall apply with the minimum modification necessary to make it legal, valid and enforceable.

22.	THIRD PARTY RIGHTS EXCLUDED

A person who is not a party to this Agreement (other than TCP, which has all rights of the Employer) shall not have any rights under or in connection with it. Notwithstanding anything to the contrary contained in this Agreement, the parties acknowledge and agree that they are pursuing the potential transfer of the Employee to a different subsidiary of TCP and, in the event of such transfer, the parties hereby agree that they shall negotiate in good faith to amend or replace this Agreement and Appointment.

22.1	This Agreement (and any document referred to in it) constitutes the whole agreement between the parties (and in the case of the Employer, as agent for any Group Companies) and supersedes all previous agreements between the parties and supersedes any previous arrangement, understanding or agreement between them relating to the subject matter of this Agreement. Each party warrants to the other parties that, in entering into this Agreement (and any document referred to in it), it does not rely on any statement, representation, assurance or warranty of any person (whether a party to this Agreement or not) other than as expressly set out in this Agreement (or those documents).

22.2	Except as provided in clauses 23.3 and 23.4, each party agrees and undertakes to the other parties that the only rights and remedies available to it arising out of or in connection with this Agreement or its subject matter shall be solely for breach of contract, in accordance with the provisions of this Agreement.

22.3	The Employee acknowledges that he has been employed for his unique talents and that his leaving the employment of the Employer would seriously hamper the business of the Employer and TCP and that the Employer and TCP will suffer irreparable damage if any provisions of clause 13 are not performed strictly in accordance with their terms or are otherwise breached. The Employee expressly agrees and understands that the remedy at law for any breach by the Employee of clause 13 will be inadequate and that the damages flowing from such breach are not readily susceptible to being measured in monetary terms. Accordingly the Employer and TCP will be entitled, among other remedies, to immediate injunctive relief and may obtain a temporary restraining order restraining any threatened or further breach. Nothing in this clause 23.3 will be deemed to limit the Employer’s or TCP’s remedies at law or in equity for any breach by the Employee of any of the provisions of this Agreement which may be pursued or availed of by TCP. In the event any court of competent jurisdiction determines that the specified time period or geographical area set forth in clause 13 is unenforceable, then a lesser time period or geographical area that is determined by the court to be enforceable shall be enforced. In the event the Employee violates any legally enforceable provision of clause 13 as to which there is a specific time period during which Employee is prohibited from taking certain actions or engaging in certain activities, then, in such event the violation will toll the running of the time period from the date of the violation until the violation ceases.

22.4	Nothing in this clause 23 shall limit or exclude any liability for fraud.

23.	VARIATION

No variation or agreed termination of this Agreement or of any document referred to in it shall be effective unless it is in writing and signed by or on behalf of each of the parties.

24.	COUNTERPARTS

This Agreement may be executed in any number of counterparts including by facsimile or electronic means (but shall not be effective until each party has executed at least one counterpart), each of which, when executed, shall constitute an original of this Agreement and which together shall have the same effect as if each party had executed the same Agreement.

25.	COMMENCEMENT

This Agreement shall commence when it is signed by all the parties and dated (Effective Date).

26.	GOVERNING LAW, JURISDICTION AND SURVIVAL

26.1	This Agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales.

26.2	The parties irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this Agreement or its subject matter or formation (including non-contractual disputes or claims).

26.3	Clauses 13, 14, 15, 23 and 27 shall survive any termination of this Agreement or the employment relationship of the Employee by the Employer.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

Signed by for and on behalf of Technical Consumer Products Limited	/s/ Ellis Yan

Signed by Thomas Luecke	/s/ Thomas Luecke

SCHEDULE A

RELEASE

I, Thomas Luecke, in consideration of and as provided in clause 15.1(f) of the Employment Agreement dated                     , 2013 (the “Employment Agreement”), between myself and Technical Consumer Products Limited (“TCP-UK”), for and on behalf of myself, my agents, heirs, executors, administrators, and assigns, does hereby release and forever discharge TCP-UK and all of its direct and indirect parents, affiliates, subsidiaries, divisions, successors, and assigns, past and present, and each of them, as well as each of their respective agents, directors, officers, partners, employees, representatives, insurers, attorneys, and joint venturers, and each of them (the “Released Parties”), from any and all claims and liability of any nature whatsoever which are based upon acts or events that occurred on or before the date on which this Release becomes enforceable, including, without limitation, any and all claims arising under any federal, state, or local employment laws or anti-discrimination statutes. The phrase “any and all claims” will be interpreted liberally to preclude any further disputes, litigation, or controversies between me and any of the Released Parties based upon events that occurred on or before the effective date of this Release. The phrase does not cover such disputes based upon (x) events occurring after the effective date of this Release or (y) obligations of TCP-UK that survive termination of the Employment Agreement.

I understand I am not waiving any rights or claims that may arise out of acts or events that occur after the date on which I sign this Release.

I have been given at least 21 days to consider whether or not to sign this Release and have been advised in writing to consult with an attorney prior to signing it. I understand that I may revoke this Release at any time on or before the date which is seven calendar days after the date of my signature on this Release and that, unless previously revoked, the Release will be enforceable upon the expiration of the seven-day revocation period. I acknowledge that I am not entitled to receive the severance payment referenced above absent execution of this Release, and that this payment is valuable consideration in exchange for my waiver of rights and claims in this Release.

I have read this Release, understand all of its terms, and hereby execute it voluntarily and with full knowledge of its significance.

Thomas Luecke

Date: